UNITES STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [ ]
Filed by a Party other than the Registrant [X]

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[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by
     Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[X]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           SCIENTIFIC INDUSTRIES, INC.
                (Name of Registrant as Specified In Its Charter)

                                 LOWELL KLEIMAN
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ] Fee paid previously with preliminary materials.

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                                LOWELL A. KLEIMAN
                  C/O WARSHAW BURSTEIN SCHLESSINGER & KUH, LLP
                      555 FIFTH AVENUE, NEW YORK, NY 10017

                                                                October 22, 2002

Dear Fellow Scientific Industries Stockholder:

     I am the owner of 139,581 shares of common stock representing more than 14% of the outstanding shares of Scientific Industries, Inc. (the "Company"). As a significant stakeholder in the Company, I am concerned about its current financial performance and the Company's future prospects. AS A RESULT, I AM RUNNING FOR DIRECTOR IN OPPOSITION TO ONE OF THE COMPANY'S PROPOSED DIRECTORS.

     You may have already received management's proxy materials for the Annual Meeting of Scientific Industries, Inc. that is scheduled to be held on November 18, 2002. I BELIEVE CERTAIN INFORMATION IN THEIR MATERIAL IS FALSE AND MISLEADING. I AM WRITING THIS LETTER TO URGE ALL STOCKHOLDERS TO REFRAIN FROM RETURNING THE WHITE PROXY CARD SENT BY MANAGEMENT.

     I will soon be mailing my own proxy materials in opposition to management along with a BLUE proxy card, which can be used to vote FOR my reelection to the Board of Directors, FOR one of the Company's nominees, Mr. Joseph Cremonese, and AGAINST the 2002 Stock Option Plan. When my proxy materials are cleared by the Securities and Exchange Commission, you will receive a full explanation of why I feel I should remain on the Board of Directors and why, I believe, the 2002 Stock Option Plan is not in the best interests of the Company's stockholders. UNTIL THAT TIME, I IMPLORE YOU TO TAKE NO ACTION REGARDING THE ANNUAL MEETING AND TO MAKE AN INFORMED DECISION AFTER RECEIVING MY PROXY MATERIALS AND THE BLUE PROXY CARD.

                           SETTING MY RECORD STRAIGHT

     I have been a member of the Scientific Industries Board for 32 years and have dedicated my entire career to helping the Company grow and striving to responsibly increase value for all stockholders. MY GOAL HAS ALWAYS BEEN TO STRATEGICALLY EXPAND THE COMPANY'S PRODUCT BASE WITH A LONG-TERM OUTLOOK TOWARDS CREATING VALUE FOR ALL OF THE COMPANY'S STOCKHOLDERS.

     Unfortunately, I sense that current management does not have your interests in mind and is instead using your Company as a means of satisfying their self-serving financial ends. This is evident, I believe, in management's support of the 2002 Stock Option Plan that would increase management's potential financial gains while unacceptably diluting the value of your investment. IN ITS PROXY STATEMENT, MANAGEMENT CLAIMS THAT THE BOARD OF DIRECTORS "UNANIMOUSLY" RECOMMENDS A VOTE FOR THE 2002 OPTION PLAN BUT THAT SIMPLY IS NOT TRUE. IN MY CAPACITY AS A BOARD MEMBER, I VOICED MY OPPOSITION TO AND ABSTAINED FROM VOTING FOR THE PLAN AND YET MANAGEMENT IMPLIES THAT I SUPPORTED IT.

                 VOTE THE BLUE PROXY TO PROTECT YOUR INVESTMENT

     Like you, I am also an investor in Scientific Industries. As such, I believe that we need a Board of Directors that can be trusted to take the actions that are necessary to strengthen the Company and enhance the value of our investment. Current management dismissed me from the Company and is now trying to dismiss me from the Board because, I believe, they viewed me as an impediment to their self-serving goals. HOWEVER, AS A PERSON WHO BELIEVES THAT THE COMPANY IS NOW IN A POSITION TO TAKE STEPS TOWARDS STRATEGIC, VALUE-ENHANCING GROWTH, AND WHO HAS A SIGNIFICANT FINANCIAL STAKE IN MAKING SURE THE COMPANY ADHERES TO THE HIGHEST STANDARDS OF CORPORATE GOVERNANCE, I AM ASKING FOR YOUR SUPPORT IN MY CAMPAIGN.

     You will soon be receiving my definitive proxy materials which will explain in detail my position regarding the recent actions of management. IN THE INTERIM, I AGAIN URGE YOU NOT TO RETURN ANY WHITE PROXY CARD SUPPLIED BY MANAGEMENT AND TO VOTE THE BLUE PROXY CARD WHEN YOU RECEIVE IT. If you have any questions, please call Dan Sullivan or Bob Sandhu of MacKenzie Partners, Inc. at
(212) 929-5500 or (800) 322-2885.

Very Truly Yours,


Lowell A. Kleiman


                                    IMPORTANT

MR. LOWELL KLEIMAN HAS NOT YET FILED A PROXY STATEMENT WITH THE SECURITIES AND EXCHANGE COMMISSION RELATING TO HIS SOLICITATION OF PROXIES FROM THE SHAREHOLDERS OF SCIENTIFIC INDUSTRIES, INC. WITH RESPECT TO THE 2002 ANNUAL MEETING OF SHAREHOLDERS. PLEASE READ MR. KLEIMAN'S PROXY STATEMENT WHEN IT BECOMES AVAILABLE, BECAUSE IT CONTAINS IMPORTANT INFORMATION INCLUDING INFORMATION ABOUT THE INDIVIDUALS DEEMED TO BE PARTICIPANTS IN THE SOLICITATION OF PROXIES OF SCIENTIFIC INDUSTRIES, INC. STOCKHOLDERS. YOU MAY OBTAIN THIS PROXY STATEMENT, OR ANY OTHER RELEVANT DOCUMENTS, FOR FREE AT www.sec.gov. YOU
                                                              ------------
MAY ALSO OBTAIN THIS PROXY STATEMENT, OR ANY OTHER INFORMATION RELEVANT TO THE SOLICITATION OF PROXIES BY MR. KLEIMAN, BY CONTACTING DANIEL M. SULLIVAN BY MAIL AT MACKENZIE PARTNERS, INC., 105 MADISON AVENUE, NEW YORK, NEW YORK 10016, OR BY CALLING MR. SULLIVAN TOLL FREE AT (800) 322-2885.